                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/X/  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           JAN BELL MARKETING, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          PRELIMINARY PROXY STATEMENT

                            JAN BELL MARKETING, INC.



                          13801 NORTHWEST 14TH STREET
                            SUNRISE, FLORIDA  33323

                             ______________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                August 20, 1996
                             ______________________


TO THE SHAREHOLDERS:

         The Annual Meeting of Shareholders of Jan Bell Marketing, Inc., a Delaware corporation, will be held on Tuesday, August 20, 1996 at 9:00 a.m., local time at the Bonaventure Resort, 250 Racquet Club Road, Fort Lauderdale, Florida.

                 (1) To elect three directors to serve for terms as specified herein or until their successors are elected;

                 (2) To propose to Shareholders certain amendments to the Company's Certificate of Incorporation.

                 (3) To ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending February 1, 1997; and

                 (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on July 10, 1996 are entitled to notice of and to vote at the meeting.

         All shareholders are cordially invited to attend the meeting in person.

                                                       Sincerely,



                                                       Isaac Arguetty
                                                       Chairman of the Board

Sunrise, Florida
July 12, 1996


________________________________________________________________________________

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
________________________________________________________________________________

                          PRELIMINARY PROXY STATEMENT

                            JAN BELL MARKETING, INC.

                               _________________

                                PROXY STATEMENT
                               _________________

                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

         The enclosed Proxy is solicited by the Board of Directors of Jan Bell Marketing, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held Tuesday, August 20, 1996 at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Bonaventure Resort, 250 Racquet Club Road, Fort Lauderdale, Florida.

         These proxy solicitation materials were mailed on or about July 12, 1996. Although the Annual Report is being mailed with the proxy materials, the Annual Report should not be deemed to be part of this Proxy Statement.

         The Company's corporate offices are located at 13801 Northwest 14th Street, Sunrise, Florida 33323, and its phone number at such address is (954) 846-2705.

RECORD DATE AND SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Shareholders of record at the close of business July 10, 1996 are entitled to notice of and to vote at the meeting. At the record date, 25,838,424 shares of the Company's voting common stock were issued and outstanding.

         A list of stockholders entitled to vote at the meeting will be available at the Company's corporate offices on August 20, 1996 and for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m.

         As of July 1, 1996, the following table sets forth the beneficial ownership of voting common stock of the Company by each director and director nominee, by all directors and executive officers as a group and by all persons known by the Company to be the beneficial owners of more than 5% of the voting common stock:



                                                                       SHARES OF COMMON STOCK
                                                                         BENEFICIALLY OWNED
                                                                         ------------------

                                                                                              PERCENT OF
                                                             NUMBER OF                          SHARES
       NAME AND ADDRESS (1)                                   SHARES                        OUTSTANDING(1)
       --------------------                                   ------                        --------------
       Isaac Arguetty(2)                                        492,500                          1.9%

       Chaim Edelstein(3)                                       144,610                           .6%

       Thomas Epstein (4)                                        55,000                           .2%

       Sidney Feltenstein(5)                                     50,000                           .2%

       Haim Bashan (6)                                          246,200                          1.0%

                                                                              SHARES OF COMMON STOCK
                                                                                BENEFICIALLY OWNED
                                                                                ------------------

                                                                                                 PERCENT OF
                                                                       NUMBER OF                   SHARES
       NAME AND ADDRESS (1)                                             SHARES                 OUTSTANDING(1)
       --------------------                                             ------                 --------------
       Eliahu Ben Shmuel(7)
       1000 Island Blvd #2006
       Miami, FL 33160                                                1,455,750                    5.7%


       Marbella Resources, Ltd(8)
       Tropical Isle Building
       Wickhams Cay, Road Town
       Tortola, British Virgin Islands                                1,635,588                    6.3%


       Cumberland Associates (9)
       1114 Avenue of the Americas
       New York, NY  10036                                            1,550,000                    6.1%


       Tweedy, Browne Company
       L.P. & Group (10)
       52 Vanderbilt Avenue
       New York, NY  10017                                            1,901,415                    7.4%


       Dimensional Fund
       Advisors Inc. (11)
       1299 Ocean Avenue  11th fl
       Santa Monica, CA  90401                                        1,348,500                    5.2%


       All executive officers and directors
       as a group (7 persons) (12)                                    1,309,534                    5.1%


- ---------------


(1) Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his or her name.
(2) Includes options to purchase 410,000 shares. Does not include shares of common stock registered in the name of Marbella Resources Limited, wholly owned by the Amid Trust, of which Mr. Arguetty's family has beneficial interests, but with respect to which Mr. Arguetty is not a beneficiary and has no voting or dispositive power. See footnote (9) below.
(3)      Includes options to purchase 134,000 shares.
(4)      Includes options to purchase 55,000 shares.
(5)      Includes options to purchase 40,000 shares.
(6)      Includes options to purchase 147,334 shares.
(7)      Includes 146,800 shares held in the Ben Shmuel 1992 Charitable
Unitrust.
(8) Marbella Resources Limited reports that as of May 1, 1996 it owned 1,635,588 shares.
(9)      Cumberland reported this ownership as of March 31, 1996.
(10)     Tweedy, Browne reported this ownership as of March 31, 1996.
(11)     Dimensional reported this ownership as of March 31, 1996.
(12) Includes 1,076,435 shares issuable upon the exercise of stock options for all executive officers and directors.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is used by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.


VOTING AND SOLICITATION

         If a proxy in the form distributed by the Company is properly executed and returned to the Company, the shares represented by that proxy will be voted at the Annual Meeting. Where a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees and for the appointment of the independent accountants.

         Each share has one vote on each matter properly submitted for a vote at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. The nominees receiving the most support for the number of positions to be filled are elected directors. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Proposals of security holders of the Company which are intended to be presented by such shareholders at the Company's 1997 Annual Meeting must be received by the Company no later than January 15, 1997 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting, he or she must give timely notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for the 1996 Annual Meeting, such notice must be delivered to or mailed to and received by the Company no later than 5:00 p.m. local time on July 23, 1996. Shareholder proposals or notices should be sent certified mail, return receipt requested to Richard Bowers, Secretary, Jan Bell Marketing, Inc., 13801 N.W. 14th Street, Sunrise, Florida 33323.


                             ELECTION OF DIRECTORS

NOMINEES

         The Board of Directors currently consists of eight members and is classified into three classes with each class holding office for a three year period. The terms of Messrs. Burden, Groussman and Bashan expire in 1996; the terms of Messrs. Arguetty, Edelstein and Offermann expire in 1997; and the terms of Messrs. Epstein and Feltenstein expire in 1998. Under the Bylaws, the number of directors may be increased to thirteen. The Certificate of Incorporation restricts the removal of directors under certain circumstances.

         One present director, Mr. Bashan, is to be elected at the meeting for a term expiring in 1999. Two new directors, Gregg Bedol and Robert G. Robison, are to be elected for terms expiring in 1999. Unless otherwise instructed, the proxy holders will vote the proxies received by them for such persons as the Company's nominees. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.



         Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid to Corporate Secretary, Jan Bell Marketing, Inc., 13801 Northwest 14th Street, Sunrise, Florida 33323, not later than: (i) with respect to the election to be held at an annual meeting of shareholders, 30 days in advance of such meeting, and,
(ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director if elected. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.


             INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

         The names of the directors, director nominees and executive officers and certain information about them are set forth below.


                NAME               AGE                      PRINCIPAL OCCUPATION                     DIRECTOR SINCE
                ----               ---                      --------------------                     --------------
      Isaac Arguetty                50     Chairman of the Board and Chief Executive Officer of           1994
                                           Jan Bell and Director of Delheim and Worchester PLC

      Haim Bashan                   48     Director and President of Regal Diamonds and Exclusive         1995
                                           Diamonds

      Chaim Edelstein               53     Director and Chairman of the Board of Hills Stores             1994
                                           Company

      Thomas Epstein                39     Director, Private Investor and Financial Consultant            1995

      Sidney Feltenstein            55     Director and Chairman, CEO and President of A & W              1994
                                           International

      Peter Offermann               51     Director and Executive Vice President and Chief                1996
                                           Financial Officer of TLC Beatrice Holdings

      Gregg Bedol                   40     Vice President, Neil Thall Associates                          ____

      Robert G. Robison             42     Partner, Morgan, Lewis & Bockius LLP                           ____

      Richard Bowers                44     Senior Executive Vice President, General Counsel and
                                           Secretary

         The following sets forth certain biographical information with respect to each of the foregoing persons.

         ISAAC ARGUETTY

         Mr. Arguetty was a co-founder, the Executive Vice President and a Director of the Company and its predecessors from 1983 until December 1990, Chairman of the Board of Directors from July 1987 to January 1990, and Co-Chairman of the Board of Directors from January 1990 until December 1990. From 1991 through the present, Mr. Arguetty has been a Director with Delheim and Worchester PLC, a U.K. based international finance company. In May 1994, he rejoined the Company as Co-Chairman of the Board and is the current chairman. In May 1996, Mr. Arguetty became CEO of the Company.


         HAIM BASHAN

                 Since 1990 Mr. Bashan has been the President of Regal Diamonds and Exclusive Diamonds, subsidiaries of the Company. Mr. Bashan became a director of the Company in November 1995.


         CHAIM EDELSTEIN

         Mr. Edelstein commenced employment with Abraham & Strauss in 1978, where he was the Chairman and Chief Executive Officer from 1985 through 1994. Prior to 1978, Mr. Edelstein was with Hecht & Co. (a division of May Department Stores). In addition to being a retail consultant, Mr. Edelstein currently serves as the Chairman of the Board of Hills Stores Company and a director Carson Pirie Scott, Inc.


         THOMAS EPSTEIN

         Mr. Epstein has been a private investor and financial consultant since 1990 and was a consultant to the Company from February 1995 until March 1996. Mr. Epstein was affiliated with Zaleski, Sherwood & CO., Inc. from April 1986 to September 1990. From 1980 to 1986, Mr. Epstein was employed by Bankers Trust Company in various capacities, including Vice President. Mr. Epstein is a director of Sun Television and Appliances, Inc.


         SIDNEY FELTENSTEIN

         Mr. Feltenstein has been a Director of the Company since 1994. He is currently the Chairman, CEO and President of A&W International, Inc. Prior to such time, Mr. Feltenstein was the Executive Vice President and Chief Marketing Officer of Burger King Corporation from 1991 to 1993. Prior to that time, he was employed by Dunkin Donuts, Inc., where he was Senior Vice President and Chief Marketing Officer from 1979 to 1991.


         PETER OFFERMANN

         Peter Offermann has been Executive Vice President and Chief Financial Officer of TLC Beatrice since December 1994. Since May 1994, Mr. Offermann has been the President of Offermann Financial, Inc., a financial consulting firm. From 1968 through May 1994, he served in a number of positions with Bankers Trust Company and its affiliates, including as Managing Director of BT Investment Partners, Inc. from October 1992 through May 1994, Managing Director of BT Securities Corporation from October 1991 through October 1992, and Managing Director of Bankers Trust Company from 1986 through 1991.

         GREGG BEDOL

         Since 1995, Gregg Bedol has been a Vice President at Neil Thall Associates, an information systems consultant specializing in the retail industry. From 1993 to 1995 he was Vice President of Information Services at National Vision Associates. From 1991 to 1993, he operated Bedol Retail Consulting, Inc., where he advised retail and consumer products companies until 1993.


         ROBERT G. ROBISON

         Robert G. Robison has been a partner at the law firm of Morgan, Lewis & Bockius LLP since 1991.


         RICHARD BOWERS

         Mr. Bowers has been the Senior Executive Vice President and General Counsel of Jan Bell since May 1991 and Secretary since September 1992. Prior to such time, he was engaged in the private practice of law with the firm of Gaston & Snow.


         COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company receive compensation of $20,000 per year plus reimbursement of reasonable expenses for attending meetings and automatically receive options to purchase at an exercise price equal to the market price on the grant date 20,000 voting common shares on the date of their initial election and 10,000 each year thereafter on January 1. Such options are exercisable in full six months after the grant date and until two years after a person ceases to be a director. Directors who are employees of the Company do not receive additional compensation for services as a director. Mr. Arguetty and Mr. Edelstein have agreed to waive their entitlement to the cash compensation and options payable to directors who are not employees.

         Mr. Epstein served as a financial and investment banking consultant to the Company from February 1995 until March 1996. During the fiscal year ended February 3, 1996, Mr. Epstein received a total of $90,000 for his consulting services.

         Effective as of the time that Mr. Arguetty was appointed the Co-Chairman of the Board in May 1994, the Company entered into an agreement with Mr. Arguetty to pay him $150,000 annually and to reimburse him for his reasonable expenses in performing his duties. On August 11, 1995, Mr. Arguetty was granted options to purchase 90,000 shares at a price of $2.4375 per share, which was the fair market value of such shares on such date. The options generally become vested and exercisable in equal installments as of the first three fiscal year ends after the date of grant; provided that no vesting shall occur unless certain goals as to Company performance for the relevant fiscal years are achieved.

         In May, 1995, The Company engaged Mr. Edelstein to perform certain consulting services for the Company, primarily relating to retail expansion. Mr. Edelstein is to be paid $2,500 per day for his services, subject to an annual cap of $150,000. During the fiscal year ended February 3, 1996, Mr. Edelstein received a total of $128,750 for his consulting services. On May 4, 1995, Mr. Edelstein was granted options under the Company's Stock Option Plan to purchase 270,000 common shares at a price of $2.63 per share, which was the fair market value of such shares on such date. On August 11, 1995, Mr. Edelstein was granted options to purchase 72,000 shares at a price of $2.4375 per share, which was the fair market value of such shares on such date. The options become vested and exercisable in equal installments as of the first three fiscal year ends after the date of grant, provided that the consulting arrangement remains in effect, and provided, further, that no vesting shall occur unless certain goals as to Company performance for the relevant fiscal years are achieved.

         BOARD MEETINGS AND COMMITTEES

         The Board of Directors held a total of six meetings and one Consents to Action in Lieu of Meetings during the fiscal year ended February 3, 1996. No Director attended fewer than 75% of the aggregate of all meetings of the Board of Directors or any committees.

         The Board presently has an Audit Committee, and Compensation and Option Committees and does not have a nomination committee.

         The Audit Committee presently consists of Messrs. Burden, Edelstein and Groussman and met four times in Fiscal 1995. The Audit Committee meets independently with the internal auditing staff, representatives of the Company's independent accountants and with representatives of senior management. The Committee reviews the general scope of the Company's annual audit and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors as well as reviewing the engagement or discharge of the Company's independent accountants.

         The Compensation and Option Committees presently consist of Messrs. Burden and Feltenstein and held one meeting and one Consents to Action in Lieu of Meetings during the fiscal year ended February 3, 1996. The Compensation and Option Committees may review and report to the Board the salaries and benefit programs designed for executive officers with a view to insure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.


         COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company to each of the five most highly compensated executive officers and one additional departed executive of the Company during the fiscal year ending February 3, 1996:


                           SUMMARY COMPENSATION TABLE


                                                                                    Long-Term
                                                                                  Compensation
                                                                             ----------------------
                                        Annual Compensation                          Awards
Name and Principal Position   --------------------------------------         ----------------------
                                                             Other           Restricted                           All
                                                             Annual             Stock                            Other
                              Fiscal    Salary    Bonus   Compensation        Awards(1)      Options         Compensation(2)
                               Year      ($)       ($)        ($)                ($)           (#)                ($)
                                         ---       ---        ---                ---           ---                ---
Joseph Pennacchio              1995  $540,000       0        N/A(3)                  0      276,000             $6,006
   Former CEO(5)               1994  $359,307       0        N/A                     0      360,000            $65,000(4)
Peter Hayes                    1995  $153,837       0        N/A                     0            0           $995,000
   Former President(6)         1994  $375,000       0        N/A                     0      330,000(5)         145,500(4)
Richard Bowers                 1995  $240,000       0        N/A                     0            0            $15,408
   Senior Executive Vice       1994  $269,175       0        N/A                     0            0           $540,408(7)
   President, General          1993  $292,186       0        N/A              $697,125       75,000            $13,790
   Counsel and Secretary
Tom Kerins                     1994  $135,500       0        N/A                     0       50,000            $95,917(8)
   Senior Vice President of
   Merchandising
David Boudreau                 1995  $123,500       0        N/A                     0       50,000              9,810
   Senior Vice President of    1994  $123,500       0        N/A                     0            0              9,810
   Finance and Treasurer       1993  $123,500    35,000      N/A                     0            0              9,810


Jeffrey Weiss                  1995  $120,000       0        N/A               0             35,000             14,500
   Senior Vice President of    1994  $120,000       0        N/A               0                  0             14,500
   Distribution                1993  $120,000    25,000      N/A               0                  0             14,500


(1) Dividends (if any) will be paid on restricted stock. The aggregate number of shares of restricted stock and their value at fiscal year-end ($2.94 per share) is as follows: Richard Bowers - 5,130 shares, $15,082.
(2) Except as otherwise explained, the amounts set forth in this column for each individual represent payments of annual premiums by the Company for whole life insurance policies provided to executive officers.
(3)      Entries marked "n/a" represent information which is not reportable.
(4) Represents for each person annual premiums of $15,000 for whole life insurance policies and fixed bonuses and payments regarding commencement of employment and relocation.
(5) Mr. Pennacchio resigned as CEO, President and a director on May 6, 1996, and the Company is negotiating his contractual severance.
(6) Mr. Hayes resigned as President and director on April 30, 1995. All options were cancelled and he received cash of $995,000 as a contractual severance payment.
(7) Represents $15,408 for annual premium for whole life insurance policy and $525,000 as consideration for entering into new employment agreement and waiving substantial and material rights available under previous agreement.
(8) Represents $35,000 as a fixed bonus regarding commencement of employment and $60,917 as relocation reimbursement.

         Mr. Pennacchio joined the Company in May 1994 and was employed as the Chief Executive Officer and President. Mr. Pennacchio and the Company agreed to his termination of employment and resignation as a director in May 1996, and the Company is negotiating his contractual severance.

         Mr. Bowers is employed as the Senior Executive Vice President and General Counsel until August 1, 1999. Mr. Bowers receives a base annual salary of $250,000 (subject to annual adjustment to reflect increases in the consumer price index) with a discretionary annual bonus of up to $100,000.00. The agreement allows Jan Bell to terminate his employment for cause without termination benefits or without cause upon payment of the base salary and annual bonus for the remaining term of the agreement with acceleration of outstanding options and vesting of bonus stock. Mr. Bowers may terminate the agreement on the same terms as a termination by Jan Bell without cause following a change in control, the takeover, merger or acquisition of Jan Bell or a sale of substantially all of Jan Bell's assets, or the failure to appoint him as Senior Executive Vice President and General Counsel.

         Mr. Kerins is employed as the Senior Vice President of Special Events and Promotions until September 26, 1997 at a base salary of $135,000, with a discretionary bonus not to exceed $54,000. The agreement allows the Company to terminate the employment of Mr. Kerins for cause without termination benefits or without cause upon payment of $67,500 and acceleration of outstanding options.

         Mr. Boudreau is employed as the Senior Vice President of Finance and Treasurer until May 9, 1997 at a base annual salary of $140,000 with a discretionary bonus not to exceed $56,000. The agreement allows the Company to terminate the employment of Mr. Boudreau for cause without termination benefits or without cause upon payment of the greater of 12 months base salary or the base salary for the remaining employment term and acceleration of outstanding options.

         Mr. Weiss is employed as the Senior Vice President of Distribution until August 17, 1998 at a base annual salary of $135,000 with a discretionary bonus not to exceed $54,000. The agreement allows the Company to terminate the employment of Mr. Weiss for cause without termination benefits or without cause upon payment of $135,000 and acceleration of outstanding options.


                              CERTAIN TRANSACTIONS

         The Company has from time to time engaged the services of Dr. Anthony Armstrong, an employee of Delheim & Worcester, a U.K. based international finance company, to perform certain financial consulting services. Dr. Armstrong's services have consisted primarily of preparing merchandising and inventory reports and sales sensitivity analyses. Mr. Arguetty serves as a director to and is principal shareholder of Delheim & Worcester. During the fiscal year ended February 3, 1996, fees and disbursements paid by the Company to Delheim & Worcester totalled $201,966. The Company believes that the terms of the arrangement with Delheim & Worcester are no less favorable than those that could be obtained from an unaffiliated third party for comparable services.

         In addition, the law firm of Morgan, Lewis & Bockius LLP of which Mr. Robison is a partner, performs certain legal services for the Company.

         For information regarding compensation paid to Messrs. Arguetty, Edelstein and Epstein, see COMPENSATION OF DIRECTORS.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table provides information regarding stock options granted to the named officers in the fiscal year ended February 3, 1996. In addition, in accordance with SEC rules there are shown the hypothetical gains or "option spreads" that would exist for the respective options.


                                       Individual Grants
                                   --------------------------
                                                 Percent of
                                    Number of      Total
                                    Securities  Options/SARs                           Potential        Value at
                                    Underlying   Granted to    Exercise                Realizable       Assumed
                                   Options/SARs  Employees     or Base              Annual Rates of   Stock Price
                                    Granted(1)   in Fiscal     Price(2)  Expiration Appreciation For Option Term(3)
     Name                               #           Year        ($/Sh)      Date         5% ($)         10% ($)
                                   -----------   -----------   --------  ---------  ---------------- --------------
     Joseph Pennacchio
              May 4, 1995            150,000       9.2%      2.6250        5/4/05    248,062.50      626,062.50
              August 11, 1995        126,000       7.7%      2.4375        8/11/05   193,488.75      488,328.75
     Tom Kerins
              May 4, 1995             20,000       1.2%      2.6250        5/4/05     33,075.00       83,475.00
              August 11, 1995         30,000       1.8%      2.4375        8/11/05    46,068.75      116,268.75
     David Boudreau
              May 4, 1995             20,000       1.2%      2.6250        5/4/05     33,075.00       83,475.00
              August 11, 1995         30,000       1.8%      2.4375        8/11/05    46,068.75      116,268.75
     Jeff Weiss
              May 4, 1995             10,000        .6%      2.6250        5/4/05     16,537.50       41,737.50
              August 11, 1995         25,000       1.5%      2.4375        8/11/05    38,390.62       96,890.62

- ---------------------
(1) No SAR's were granted in 1995. Individual option grants become exercisable in installments over a three year period subject to the attainment of certain Company financial performance standards. Options can become immediately exercisable upon the occurrence of certain corporate events, including a change in control of the Company or delivery of written notice of a stockholder's meeting to consider a merger, sale of assets or similar reorganization. All options granted in 1995 have ten year terms.
(2) All grants were made at or above 100% of fair market value as of the date of grant.
(3) The dollar amounts under these columns are the result of calculations using the February 3, 1996 closing market price of $2.94 per share at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to optionees is possible without an increase in stock price, which will benefit all shareholders commensurately.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

         The following table shows stock option exercises by named officers in Fiscal 1995, including the aggregate value of gains on the date of exercise.
In addition, the table includes the number of shares covered by both exercisable and non-exercisable stock options as of February 3, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of $2.94 per share of common stock.

                                                                 Number of Securities       Value of
                                                                      Underlying          Unexercised
                                                                      Unexercised         in-the-Money
                                                                     Options/SARs         options/SARs
                                          Shares                       at Fiscal           at Fiscal
                                         Acquired      Value          Year-End(#)         Year-End($)
                                       on Exercise  Realized(1)      Exercisable/         Exercisable/
                         Name              (#)          ($)          Unexercisable       Unexercsiable
                Joseph Pennacchio           0            0           72,000 / 564,000        0 / 111,315
                Richard W. Bowers           0            0          190,000 / 0              0 / 0
                Tom Kerins                  0            0           15,000 / 80,000         0 / 79,075
                David Boudreau              0            0           83,434 / 56,666         0 / 79,075
                Jeff Weiss                  0            0           58,625 / 41,666         0 / 15,762

- ----------------
(1)  Fair market value of shares at exercise minus the exercise price.




                               PERFORMANCE GRAPH

                    The graph below compares the five year cumulative total return for Jan Bell stock with the cumulative total return of the Amex Market Value Stock Index and the S&P Retail Specialty Index. The graph assumes $100 invested on December 31, 1990 in Jan Bell stock and $100 invested at that time in each of the indexes. The comparison assumes that dividends are reinvested.


                              [INSERT GRAPH HERE]


                COMPARISON OF 61 MONTHS CUMULATIVE TOTAL RETURN*
          AMONG JAN BELL MARKETING, INC., THE AMEX MARKET VALUE INDEX
                  AND THE S & P RETAIL STORES-SPECIALTY INDEX


                                                                      Cumulative Total Return
                                                       --------------------------------------------------------
                                         JBM           12/90     12/91     12/92     12/93     1/95        1/96
Jan Bell Marketing, Inc.                                 100       200       289       134       43         38
AMEX MARKET VALUE                        LAMX            100       128       130       155      141        180
S & P RETL STRS (SPECIALTY)              IRSS            100       152       203       203      193        180


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                    Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company's Chief Executive Officer ("CEO") and the four other most highly compensated executive officers during Fiscal 1995. The disclosure requirements for these individuals (the "named executive officers") includes the use of tables and a report explaining the rationale and considerations regarding the executive compensation decisions affecting those individuals. In fulfillment of these requirements, the Compensation Committee consisting of Mr. Burden and Mr. Feltenstein for Fiscal 1995 prepared the following report. The Compensation Committee is composed entirely of directors who have never been employees of the Company.

COMPENSATION PHILOSOPHY

                    This report reflects the Company's compensation philosophy as endorsed by the Board of Directors and the Committee and resulting actions taken by the Company. With regard to compensation actions affecting the CEO Mr. Pennacchio, the Committee acted as the approving body.

- -                   Executive compensation has been designed to:

                    Support a pay for performance policy that provides compensation amounts based both on overall corporate results and individual performance;

- -                   Motivate executives to achieve business initiatives and
reward them for their achievement;

- -                   Provide total compensation opportunities which allow the
Company to compete for and retain talented results oriented executives who will contribute to the Company's short-term and long-term success; and

- -                   Align the interests of executives with the long-term
interests of stockholders through award opportunities based on stock performance.

                    At present, executive compensation is comprised of base salary, annual bonus cash incentive opportunities based on subjective analysis, and long-term incentive opportunities in the form of grants of stock options.

                    As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is generally based on performance incentives and less on base salary, causing greater variability in the individual's absolute compensation level from year-to-year. Incentive compensation (all pay other than base salary) comprises a significant compensation opportunity and is tied to the Company's short term earnings and long term stock performance.

                    In reviewing or administering the individual elements of executive compensation, the Company and the Committee strive to balance short and long-term incentive objectives and utilize prudent judgment in reviewing performance matters and incentive payments. While the Company has not yet established a policy with respect to qualifying compensation paid to executive officers for deductibility under new Internal Revenue Code provisions relating to over $1 million compensation packages, the Company is continuing to review the regulations and will generally seek to structure compensation to provide for maximum deductibility, recognizing that there may be circumstances in which the Company's interests are best served otherwise.

ANNUAL COMPENSATION PROGRAM

                    Annual total cash compensation for senior management consists of base salary and discretionary bonuses of up to 40% of base salary. Accordingly, total annual cash compensation varies each year based on achievement of Company performance and profitability and a subjective evaluation of each executive's contribution to that performance. Base salaries for the named executive officers are set forth in employment agreements and were not changed in Fiscal 1995.

                     No discretionary bonuses were paid in Fiscal 1995.

LONG-TERM INCENTIVES -- STOCK OPTION PLAN

                    The Company's Stock Option Plan is designed to align a significant portion of the named executive compensation with shareholder interests. In determining the number of options to be awarded, the amount and terms of options previously granted are generally not considered. The stock options are a right to purchase shares of common stock generally over a ten-year period at the fair market value per share as of the date the option is granted and vesting in increments over a three year period, so the options provide value to the recipient only when the stock price increases above the option grant price and the option has become exercisable. The vesting and exercisability of options granted to the named executives are subject to the Company achieving certain profitability levels in each year.

                    The Committee has typically granted stock options on an annual basis to executive officers pursuant to shareholder approved plans as well as options at the time an executive commences employment. The Committee granted options in Fiscal 1995 to the named executives as set forth on page 2 of this proxy statement. The particular allocation for each person including the CEO was determined in relation to management level and a subjective assessment of individual performance.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:
JOHN BURDEN AND SIDNEY FELTENSTEIN.


        COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

                    The Company believes that during Fiscal 1995 its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except Mr. Edelstein did not timely file one report reflecting the purchase by his minor son of 110 shares on November 21, 1995.

                            AMENDMENT OF CERTIFICATE

                    The Board of Directors of the Company has approved two amendments to the Certificate of Incorporation (the "Certificate") and has directed that such amendments be submitted to a vote of the shareholders at the Annual Meeting. Each of the proposals is described below.

                    The Board believes that the amendments are in the best interest of the Company and its shareholders and unanimously recommends a vote FOR approval of each. The following discussion is qualified in its entirety by reference to Exhibit A hereto, incorporated herein by reference, which contains the text of the Company's currently effective Certificate of Incorporation. Attached as Exhibit B hereto is the text of the proposed amendments to the Certificate.

Amendment Proposal #1

CURRENT PROVISION

                    Article Eighth of the Certificate, requires that various corporate actions between the Company or any subsidiary of the Company and a Related Person (defined below) be approved by the affirmative vote of not less than 66 2/3% of the Company's total voting power excluding shares held by the Related Person and his Affiliates or Associates, unless, such transaction is approved by not less than two-thirds of the Continuing Directors either before or after such Related Person became a Related Person, or, among other things, certain minimum price, form of consideration and procedural requirements are satisfied.

                    This provision and certain related sections of the Certificate are intended to encourage any person desiring to acquire a controlling interest in the Company to do so through a transaction negotiated with the Company's Board of Directors rather than through a hostile takeover attempt. The currently-existing provisions are intended to assure that any acquisition of control of the Company will be subject to review by the Board to take into account, among other things, the interests of all of the Company's shareholders. These provisions can be disadvantageous to the extent that they could limit or preclude meaningful shareholder participation in certain transactions and render more difficult or discourage certain takeovers in which shareholders might receive for some or all of their shares a price that is higher than the prevailing market price at the time the takeover attempt is commenced. These provisions also further render more difficult or discourage proxy contests, the assumption of control by a person of a large block of the Company's voting stock or other transactions which are opposed by the Company's incumbent Board of Directors.

PROPOSED AMENDMENT

                    Article Eighth, Section (d)(xvi) of the Certificate defines "Related Person" generally as any person who beneficially owns 10% or more of the capital stock of the Company or an assignee of any shares of capital stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, unless such assignment or succession occurred pursuant to a public offering under the Securities Act of 1933, as amended. This Section also contains certain exclusions from the definition of a Related Person. The proposed Amendment relates to the clause "provided, however, that the term "Related Person" shall not include (v) the sole incorporator of the Company or any of his Affiliates or Associates as designated in his sole discretion by him..." The Board of Directors proposes that the term "sole incorporator" contained in this clause be replaced by the term "Chairman of the Board."

                    The Board of Directors believes that this exemption should not apply to the sole incorporator because the sole incorporator is no longer a member of the Board of Directors, does not currently have any affiliation with the Company and, therefore, is not subject to any fiduciary obligations to the Company or its Shareholders. If the foregoing proposal is approved by the shareholders, certain corporate transactions between the Company and the Chairman of the Board, or the Chairman's Affiliates and Associates, will be exempted from the restrictions and requirements applicable to other Related Persons. The Board believes that the potential problems that could arise by excluding the sole incorporator from the definition as a Related Person, are not present when excluding the Chairman because the Chairman, unlike the sole incorporator, owes a fiduciary duty to the Company and its shareholders. This also provides a means for the Chairman to protect the Company should a hostile party attempt to acquire a controlling interest in the Company.

Amendment Proposal #2

CURRENT PROVISION

                    Currently the Certificate provides for the Company to have a classified board with each of three classes of directors serving three year terms. The Certificate further provides that a director may be removed from office only with cause and only with the affirmative vote of at least 50% of the shareholders entitled to vote in an election of directors. This provision mirrors Section 141(k) of the Delaware General Corporation Law which would apply to the Company in the absence of a provision in the Certificate. These provisions are intended to have an anti-takeover effect by preventing a hostile party who has succeeded in obtaining a controlling interest in the Company from being able to take immediate control of the Board of Directors.


PROPOSED AMENDMENT

                    The proposed amendment would modify Article Seventh, Section (e) by permitting the shareholders to also remove a director from the Board without cause. The shareholders would be authorized to remove any director by the affirmative vote of 50% of a quorum of shareholders, provided that the Continuing Directors shall have adopted a resolution approving the removal of such director. The Board believes that this amendment is in the best interests of the Company and its shareholders because it gives shareholders the flexibility to remove a director in situations where the director no longer has the support of the shareholders, but has not taken any action that would constitute "cause." This is not true under the current section which provides for removal only "with cause." The proposed amendment would not undermine the anti-takeover effect of the classified board because a resolution approving the removal of a director without cause must be adopted by a two-thirds vote of the Continuing Directors before the shareholders may vote to remove that director.

                    The complete text of the proposed amendments of Articles Seventh and Eighth of the Certificate are set forth in Appendix B to this Proxy Statement, along with the text of the related resolutions to be adopted by the shareholders. The text of the amendments are subject to change as may be required by the Delaware Secretary of State. THESE AMENDMENTS HAVE NOT BEEN PROPOSED IN RESPONSE TO ANY PROPOSAL OR PLAN OF ANY THIRD PARTY TO SEEK CONTROL OF THE COMPANY.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                    The Board of Directors has appointed Deloitte & Touche LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending February 1, 1997 and recommends that shareholders vote for ratification of such appointment.

                    In the event of a negative vote on such ratification of appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interests of the Company and its shareholders.

                    Deloitte & Touche LLP has audited the Company's financial statements annually since 1983. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                 OTHER MATTERS

                    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will each have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.


                             AVAILABLE INFORMATION

                    The Company files annual reports on Form 10-K with the Securities and Exchange Commission. A copy of such annual report for the fiscal year ended February 3, 1996 (except for certain exhibits thereto) may be obtained, free of charge, upon written request by any shareholder to Jan Bell Marketing, Inc., 13801 Northwest 14th Street, Sunrise, Florida 33323,
Attention: Corporate Secretary. Copies of all exhibits to the annual report are available upon similar request, subject to payment of a $0.15 per page charge to reimburse the Company for its expenses in supplying any exhibit.



                                        THE BOARD OF DIRECTORS




Dated: July 12, 1996

                                                                      APPENDIX A
PROXY
                            Jan Bell Marketing, Inc.
                             13801 N.W. 14th Street
                             Sunrise, Florida 33323

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                    The undersigned hereby appoints Vincent Tubito and Isaac Arguetty as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Jan Bell Marketing, Inc. held of record by the undersigned on July 10, 1996, at the Annual Meeting of Shareholders to be held on or about August 20, 1996 or any adjournment thereof.


1.  ELECTION OF DIRECTORS

    [ ] FOR the nominees listed below (except as marked     [ ] WITHHOLD AUTHORITY
        to the contrary below)                                  to vote for the nominees listed below

(INSTRUCTION: To withhold authority to vote for an individual nominee, strike a line through the nominee's name below.)

                                  Haim Bashan
                                  Gregg Bedol
                                  Robert G. Robison

2.  PROPOSALS TO AMEND THE CERTIFICATE
                 // FOR           // AGAINST         // ABSTAIN

3.  PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE
                // FOR           // AGAINST          // ABSTAIN


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSALS 2 AND 3.

                                  Please sign exactly as name appears  below.
                                  When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

                                  DATED:                                  , 1996
                                        ----------------------------------
                                           (Be sure to date this Proxy)



                                  --------------------------------------
                                  Signature



                                  --------------------------------------
                                  Signature

                                                                      APPENDIX B

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            JAN BELL MARKETING, INC.

                    Pursuant to Section 242 of the Delaware
                            General Corporation Law


                    JAN BELL MARKETING, INC., a Delaware corporation, hereby certifies as follows:

                    FIRST:        The Certificate of Incorporation of the
Corporation was filed in the Office of the Secretary of State of Delaware on June 11, 1987 and a certified copy was recorded in the Office of the Recorder of Kent County, Delaware. The Certificate of Incorporation was previously amended on June 19, 1989 and July 29, 1991.

                    SECOND:       Article Eighth of the Certificate of
Incorporation is hereby amended to modify the definition of "Related Person" by striking Section (d)(xvi) of Article Eighth in its entirety and by substituting in lieu thereof the following:

                                  (xvi)    The term "Related Person" shall
                                  mean any Person who alone or together
                                  with any Affiliates or Associates is:

                                      (A)    the Beneficial Owner, directly
                                      or indirectly, of an aggregate
                                      percentage of the outstanding Voting Stock equal to or exceeding ten percent (10%), or

                                      (B)    an assignee of or otherwise has
                                      succeeded to the Beneficial Ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended;

                                      provided, however, that the term "Related
                                  Person" shall not include (v) the Chairman of the Board of the Corporation or any of his Affiliates or Associates as designated in his sole discretion by him, (w) the Corporation or any Subsidiary all of the Capital Stock of or other ownership interest in which is directly or indirectly owned by the Corporation, (x) any Person whose acquisition of such aggregate percentage of Voting Stock was approved by not less than a two-thirds vote of the Continuing Directors prior to such acquisition or (y) any pension, profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee or fiduciary when acting in such capacity with respect to any such plan.

                    THIRD:        Article Seventh of the Certificate of
Incorporation is hereby amended by striking Section (e) thereof in its entirety and by substituting the following:

                                  (e)  Subject to the rights of the holders of
                                  Preferred Stock to elect directors under specified circumstances, any director may be removed from office either: (1) without cause by the affirmative vote of at least 50% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, that are present in person or by proxy at a meeting where such action may be taken, provided, however, that prior to any such meeting, that the Continuing Directors as defined in Article Eighth, by a two-thirds vote of such Continuing Directors, shall have adopted a resolution approving the removal of such director, or (2) with cause by the affirmative vote of the holders of at least 50% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

                    FOURTH:       This Amendment to the Certificate of
Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

                    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Certificate of Incorporation to be executed by its President this _____ day of ____, 1996.

                                                JAN BELL MARKETING, INC.

                                        By: ____________________________
                                                Name:
                                                Title: